Exhibit 99.1

PRESS RELEASE

MARCH 15, 2012

COMPANY CONTACT:
FutureFuel Corp.
Lee E. Mikles, CEO
(805) 565-9800 www.futurefuelcorporation.com

FutureFuel releases fourth quarter and full year 2011 results

FutureFuel 2011 revenues increase 41% to $310 million

Reports net income of $35 million or $0.84 per diluted share and adjusted EBITDA of $62 million

CLAYTON, Mo. (March 15, 2012) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced financial results from the year ended December 31, 2011.

Fourth Quarter 2011 Financial Highlights (all comparisons are with the quarter ended December 31, 2010)

●	Revenues were $90 million, up 67% from $54 million.
●	Adjusted EBITDA was $20 million, up 25% from $16 million.
●	Net income increased to $11 million, or $0.26 per diluted share, from $10 million, or $0.25 per diluted share.

2011 Financial Highlights (all comparisons are with the year ended December 31, 2010)

●	Revenues were $310 million, up 41% from $219 million.
●	Adjusted EBITDA was $62 million, up 51% from $41 million.
●	Net income increased to $35 million, or $0.84 per diluted share, from $23 million, or $0.62 per diluted share.

“We are pleased to report our meaningful year-over-year revenue growth from our biofuels business, resulting primarily from the reinstatement of the $1.00 per gallon federal fuel blenders’ tax credit in December 2010 and increased demand for biodiesel driven by the mandates set by RFS2,” said Lee Mikles, FutureFuel president and chief executive officer.  “Revenues from our chemicals business declined compared with 2010, due primarily to lower sales of our bleach activator product, which was partially offset by higher sales of other chemicals.

“Net income for the year was considerably higher from the prior year, most of which was attributable to our sales of biodiesel in 2011.”

Key 2011 Corporate Milestones

FutureFuel’s year-to-date corporate milestones include:

●	Shares of common stock began trading on the New York Stock Exchange in March.
●	Added to the Russell 3000® Index in late June.
●
Entered into a three-year at-the-market offering agreement with Stifel Nicolaus Weisel in May to sell up to 3 million shares of common stock, to provide the company with access to additional capital and to bolster trading liquidity in its shares.  As of the date of this release, approximately 1.3 million shares had been sold, raising $15.8 million in net proceeds.

●	Declared a normal quarterly dividend of $0.10 per share for 2011 and 2012.
●	Named as one of the top 20 small public companies in America by Forbes magazine in October, as ranked by sales and earnings growth.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include:

FutureFuel Corp.
Certain Financial and Operating Metrics
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended December 31,
	2011	2010	Change	% Change
Revenues	$89,609	$53,613	$35,996	67.1%
Income from operations	$16,381	$12,599	$3,782	30.0%
Net income	$10,621	$10,121	$500	4.9%
Earnings per common share – basic	$0.26	$0.25	$0.01	4.0%
Earnings per common share – diluted	$0.26	$0.25	$0.01	4.0%
Capital expenditures (net of customer reimbursements and regulatory grants)	$1,842	$981	$861	87.8%
Cash and cash equivalents and marketable securities	$146,039	$121,048	$24,991	20.6%
Adjusted EBITDA	$19,600	$15,678	$3,922	25.0%

	For the Year Ended December 31,
	2011	2010	Change	% Change
Revenues	$309,885	$219,183	$90,702	41.4%
Income from operations	$51,615	$32,155	$19,460	60.5%
Net income	$34,509	$23,094	$11,415	49.4%
Earnings per common share – basic	$0.85	$0.63	$0.22	34.9%
Earnings per common share – diluted	$0.84	$0.62	$0.22	35.5%
Capital expenditures (net of customer reimbursements and regulatory grants)	$9,884	$5,435	$4,449	81.9%
Cash and cash equivalents and marketable securities	$146,039	$121,048	$24,991	20.6%
Adjusted EBITDA	$61,701	$40,930	$20,771	50.7%

Full Year 2011 Financial and Business Summary

FutureFuel reported revenues of $309.9 million for 2011, an increase of 41.4% from 2010.  Revenues from the chemicals segment decreased 5.6% to $168.2 million, resulting predominately from decreasing sales of the bleach activator product due to reduced volumes; however, price and volume differences from other products helped to minimize this effect.  Revenues from the biofuels segment were $141.6 million, and included increasing regional sales of blended biodiesel and unblended petrodiesel.  The volumes of biodiesel and blended biodiesel sold in 2010 were limited due to the expiration of the $1.00 biodiesel blenders credit.  With the reinstatement of this credit in December 2010, biodiesel sales increased for 2011 compared to the prior year.

Income from operations increased to $51.6 million from $32.2 million for 2010.  FutureFuel does not report income from operations by segment, but does report segment gross profit.  The chemicals segment gross profit increased 3% to $42.7 million and the biofuels segment gross profit increased to $19.1 million from a $0.1 million negative gross profit in the prior year.

Chemicals segment gross profit increased primarily as a result of differences in product mix from 2010 to 2011 and from the increase in biofuels related sales, which caused a higher percentage of our fixed costs to be allocated to our biofuels segment.  The increase in biofuels segment gross profit was primarily the result of the reinstatement of the $1.00 federal blenders tax credit, increased biodiesel demand, and FutureFuel’s receipt and recognition of approximately $1.9 million from the USDA through its Section 9005 – Advanced Biofuel Producers program.  $0.1 million was received under this program in the prior year.  Gains and losses on derivative instruments are a component of FutureFuel’s hedging activities.  Such losses totaled $0.02 million for 2011, compared with a loss of $0.9 million in 2010.  FutureFuel’s immediate recognition of derivative instrument gains and losses can cause net income to be volatile from period to period due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

FutureFuel reported net income of $34.5 million, or $0.84 per diluted share, for 2011, compared with net income of $23.1 million, or $0.62 per diluted share, for 2010.  Adjusted EBITDA for 2011 was $61.7 million, up from $40.9 million for 2010.

Capital Expenditures

Capital expenditures were $23.2 million for 2011, compared with $9.7 million for 2010.  This increase was primarily due to FutureFuel undertaking capital projects on behalf of certain customers and acquiring a warehouse.  FutureFuel was reimbursed for a portion of these expenditures by certain customers and by regulatory grants as summarized in the following table.

	2011	2010
Capital expenditures	$23,208	$9,671
Cash received as reimbursement of capital expenditures	(13,324)	(4,236)
Net cash paid for capital expenditures	$9,884	$5,435

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents (including restricted cash and cash equivalents) and marketable securities totaled $146.0 million as of December 31, 2011, compared with $121.0 million as of December 31, 2010.  These balances increased primarily due to cash generated by FutureFuel’s operations and sales proceeds of FutureFuel’s common stock under its at-the-market offering, less dividends paid in 2011.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products.  In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals).  Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company, and a biocide intermediate for another major diversified chemical company.  The performance chemicals product portfolio includes polymer (nylon and polyester) modifiers and several small-volume specialty chemicals and solvent for diverse applications.  In its biofuels segment, the company predominantly produces biodiesel.  Visit www.futurefuelcorporation.com for more information on FutureFuel.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance.  Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.  In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing.  Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.  Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2011 and in its future filings made with the SEC.  An investor should not place undue reliance on any forward-looking statements contained in this document which reflect FutureFuel’s management’s opinions only as of their respective dates.  Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements.  The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones FutureFuel faces.  New factors emerge from time to time, and it is not possible for the company to predict which will arise.  There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business.  In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner.  An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto.  All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric.  Adjusted EBITDA is a non-GAAP financial measure.  Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP) as a measure of performance or liquidity.  Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.  FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash stock-based compensation expenses, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, losses on disposal of property and equipment, gains or losses on derivative instruments, and other non-operating income or expenses.  Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of FutureFuel’s business.  FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends.  In particular, FutureFuel’s management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from period to period due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this news release reconciles adjusted EBITDA with net income, the most directly comparable GAAP financial measure.

FutureFuel Corp.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$89,745	$91,057
Accounts receivable, net of allowances of $10	35,677	35,165
Inventory	57,439	37,372
Marketable securities	56,294	28,200
Restricted cash and cash equivalents	-	21,086
Other current assets	3,370	2,774
Total current assets	242,525	215,654
Property, plant and equipment, net	140,517	125,007
Other assets	2,202	2,495
Total noncurrent assets	142,719	127,502
Total Assets	$385,244	$343,156

Liabilities and Stockholders’ Equity
Accounts payable	$21,688	$15,096
Short position – marketable debt securities	-	19,295
Other current liabilities	14,111	9,768
Total current liabilities	35,799	44,159
Deferred revenue – long-term	29,256	17,118
Other noncurrent liabilities	31,951	29,556
Total noncurrent liabilities	61,207	46,674
Total Liabilities	97,006	90,833
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 41,308,446 and 39,978,849 issued and outstanding as of December 31, 2011 and 2010, respectively	4	4
Accumulated other comprehensive income	1,803	525
Additional paid in capital	253,505	237,123
Retained earnings	32,926	14,671
Total stockholders’ equity	288,238	252,323
Total Liabilities and Stockholders’ Equity	$385,244	$343,156

FutureFuel Corp.
Condensed Consolidated Statements of Operations and Comprehensive Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Year Ended:
	December 31, 2011	December 31, 2010
Revenues	$309,885	$219,183
Cost of goods sold and distribution	248,130	177,899
Gross profit	61,755	41,284
Selling, general and administrative expenses	6,628	5,635
Research and development expenses	3,512	3,494
	10,140	9,129
Income from operations	51,615	32,155
Other income	1,160	2,023
Income before income taxes	52,775	34,178
Provision for income taxes	18,266	11,084
Net income	$34,509	$23,094

Earnings per common share
Basic	$0.85	$0.63
Diluted	$0.84	$0.62
Weighted average shares outstanding
Basic	40,708,552	36,526,105
Diluted	40,886,693	37,188,328

Comprehensive Income
Net income	$34,509	$23,094
Other comprehensive income, net of tax of $797 in 2011 and $306 in 2010	1,278	487
Comprehensive income	$35,787	$23,581

	Quarter Ended:
	December 31, 2011	December 31, 2010
Revenues	$89,609	$53,613
Cost of goods sold and distribution	70,277	38,448
Gross profit	19,332	15,165
Selling, general and administrative expenses	2,049	1,658
Research and development expenses	902	908
	2,951	2,566
Income (expense) from operations	16,381	12,599
Other income	(931)	1,187
Income before income taxes	15,450	13,786
Provision for income taxes	4,829	3,665
Net income	$10,621	$10,121

Earnings per common share
Basic	$0.26	$0.25
Diluted	$0.26	$0.25
Weighted average shares outstanding
Basic	41,298,295	39,975,914
Diluted	41,478,725	40,094,048

Comprehensive Income
Net income	$10,621	$10,121
Other comprehensive income (loss), net of tax (benefit) of $2,684 in 2011 and $(76) in 2010	4,294	(138)
Comprehensive income	$14,915	$9,983

FutureFuel Corp.
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	December 31, 2011	December 31, 2010
Cash flows provided by operating activities
Net income	$34,509	$23,094
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,098	7,564
Provision for deferred income taxes	2,846	3,429
Change in fair value of derivative instruments and marketable securities	617	(93)
Other than temporary impairment of marketable securities	2,710	-
Impairment of fixed assets	466	-
Loss (gain) on investments	(590)	(1,184)
Losses on disposals of fixed assets	262	318
Stock based compensation	502	-
Noncash interest expense	21	22
Changes in operating assets and liabilities:
Accounts receivable	(389)	(13,406)
Accounts receivable – related parties	(123)	-
Inventory	(20,067)	(10,929)
Income taxes receivable	519	393
Prepaid expenses	(220)	56
Prepaid expenses - related parties	-	23
Accrued interest on marketable securities	(123)	32
Other assets	633	338
Accounts payable	4,037	360
Accounts payable - related parties	2,555	(88)
Income taxes payable	1,123	-
Accrued expenses and other current liabilities	(116)	509
Accrued expenses and other current liabilities - related parties	35	(60)
Deferred revenue	12,124	7,958
Other noncurrent liabilities	-	(497)
Net cash provided by operating activities	50,429	17,839
Cash flows from investing activities
Restricted cash	21,086	(21,086)
Collateralization of derivative instruments	(2,133)	326
Purchase of marketable securities	(87,320)	(50,151)
Proceeds from the sale of marketable securities	40,196	47,012
Net sales of auction rate securities	-	2,800
Proceeds from the sale of fixed assets	12	3
Capital expenditures	(23,208)	(9,671)
Net cash provided by (used in) investing activities	(51,367)	(30,767)
Cash flows from financing activities
Proceeds from the issuance of stock	15,872	70,736
Excess tax benefits associated with stock options	8	-
Purchase of warrants	-	(1,210)
Payment of dividend	(16,254)	(31,053)
Net cash provided by (used in) financing activities	(374)	38,473
Net change in cash and cash equivalents	(1,312)	25,545
Cash and cash equivalents at beginning of period	91,057	65,512
Cash and cash equivalents at end of period	$89,745	$91,057

Cash paid for interest	$5	$2

Cash paid for income taxes	$13,773	$8,081

Non-cash capital expenditures	$2,059	$3,859

FutureFuel Corp.
Reconciliation of Non-GAAP Financial Measure to Financial Measure
(Dollars in thousands)
(Unaudited)

	Year Ended:
	December 31, 2011	December 31, 2010
Adjusted EBITDA	$61,701	$40,930
Depreciation and amortization	(9,098)	(7,564)
Non-cash stock-based compensation	(502)	-
Interest and dividend income	3,495	1,135
Interest expense	(184)	(74)
Loss on disposal of property and equipment	(262)	(318)
Losses on derivative instruments	(20)	(928)
Other (expense) income, net	(1,889)	997
Impairment of fixed assets	(466)	-
Income tax expense	(18,266)	(11,084)
Net income	$34,509	$23,094

	Quarter Ended:
	December 31, 2011	December 31, 2010
Adjusted EBITDA	$19,600	$15,678
Depreciation and amortization	(2,747)	(1,927)
Interest and dividend income	953	484
Interest expense	(8)	(55)
Loss on disposal of property and equipment	(169)	(175)
Losses on derivative instruments	(6)	(1,153)
Other (expense) income, net	(1,707)	934
Impairment of fixed assets	(466)	-
Income tax expense	(4,829)	(3,665)
Net income	$10,621	$10,121

FutureFuel Corp.
Condensed Consolidated Segment Income
(Dollars in thousands)
(Unaudited)

	Year Ended:
	December 31, 2011	December 31, 2010
Revenues
Chemicals	$168,237	$178,280
Biofuels	141,648	40,903
Revenues	$309,885	$219,183

Segment gross margins
Chemicals	$42,685	$41,433
Biofuels	19,070	(149)
Segment gross margins	61,755	41,284
Corporate expenses	(10,140)	(9,129)
Income before interest and taxes	51,615	32,155
Interest and dividend income	3,495	1,135
Interest and other (expense) income	(2,335)	888
Provision for income taxes	(18,266)	(11,084)
Net income	$34,509	$23,094

	Quarter Ended:
	December 31, 2011	December 31, 2010
Revenues
Chemicals	$44,506	$47,214
Biofuels	45,103	6,399
Revenues	$89,609	$53,613

Segment gross margins
Chemicals	$14,778	$10,212
Biofuels	4,554	4,953
Segment gross margins	19,332	15,165
Corporate expenses	(2,951)	(2,566)
Income before interest and taxes	16,381	12,599
Interest and dividend income	953	280
Interest and other (expense) income	(1,884)	907
Provision for income taxes	(4,829)	(3,665)
Net income	$10,621	$10,121

Depreciation is allocated to segment costs of goods sold based on plant usage.  The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.

# # #